EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Regional Management Corp. 2015 Long-Term Incentive Plan of our report dated February 10, 2017, relating to the consolidated financial statements of Regional Management Corp. appearing in the Annual Report on Form 10-K of Regional Management Corp. for the year ended December 31, 2016.

/s/ RSM US LLP

Raleigh, North Carolina

March 15, 2017